Exhibit 24(b)(4.23)

ING USA Annuity and Life Insurance Company
ING USA is a stock company domiciled in Iowa
(Hereinafter called We, Us and Our)

Combination Minimum Guaranteed Withdrawal Benefit and Death Benefit Rider

Rider Data Table
Contract Number [C000000-AR]			Rider Effective Date [04/30/2008]
Accepted Funds
[ING Solution 2015 Portfolio – Service Class
ING Solution 2025 Portfolio – Service Class
ING Solution 2035 Portfolio – Service Class
ING Solution Income Portfolio – Service Class
ING Liquid Assets Portfolio
ING T. Rowe Price Capital Appreciation Portfolio
All Fixed Accounts or Fixed Interest Divisions]			Accepted Funds II [ING Solution Income Portfolio – Service Class ING Solution 2015 Portfolio – Service Class ING Liquid Assets Portfolio All Fixed Accounts or Fixed Interest Divisions]
Fixed Allocation Funds [ING Intermediate Bond Fund Portfolio ING U.S. Bond Index Portfolio ING American Funds Bond Portfolio ING BlackRock Inflation Protected Bond Portfolio]	Minimum Fixed Allocation Fund Percentage
[30]% of Accumulation Value allocated to Non-Accepted Funds prior to the Transition Date
[40]% of Accumulation Value allocated to Non-Accepted Funds on and after the Transition Date
Step-up Percent [6]%			Step-up Period The first [10] completed Contract Years following the Rider Effective Date
Ratchet Dates Any [Annual] Contract Anniversary			Credit Exception Period [36] months following the date of any Premium
Lifetime Income Annuity Factors for a Single Life			Annuitant’s Age on Date Lifetime Withdrawal Phase Begins [59 ½-64] [65+]	Maximum Annual Withdrawal Percentage [4%] [5%]
Age [55 60 65 70 75 80 85 90	Male $42.76 48.67 56.69 67.66 82.56 103.05 130.96 167.97	Female $39.32 44.38 51.17 60.56 74.05 93.68 122.27 161.66]
Lifetime Income Plan Actuarial Basis 1.5% interest per annum and Annuity 2000 Mortality Table			Lifetime Eligibility Age [59½]
Initial MGWB Charge Rate [0.1625]%, deducted quarterly (annual rate [0.65]%)			Maximum MGWB Charge Rate 0.375%, deducted quarterly (annual rate 1.50%)
Automatic MGWB Rebalancing Dates The Rider Effective Date, the Transition Date, and each [Quarterly] Contract Anniversary following the Rider Effective Date			Maximum Lifetime Irrevocable MAW Eligibility Age [70]
Transition Date [The date the Lifetime Irrevocable MAW Option is elected]			Charge Lock Period The first [60] months following the Rider Effective Date
Terminal Date The Contract Anniversary following the Annuitant's [95th ] birthday

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IU-RA-4010(DE)(RC)                                                             1 (Cont'd)

Combination Minimum Guaranteed Withdrawal Benefit and Death Benefit Rider

The Contract to which this Combination Minimum Guaranteed Withdrawal Benefit and Death Benefit Rider
(this “Rider”) is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

Benefits provided and charges assessed under the terms and conditions of this Rider are described below. This Rider will remain in effect until terminated under the conditions described below.

Subject to certain terms and conditions, this Rider guarantees that a certain amount may be withdrawn annually, regardless of market performance and even if the Accumulation Value is zero, until the date of the
Annuitant’s death or the Rider is terminated. An enhanced Death Benefit is also provided.

1. IMPORTANT TERMS

Age means the age of a person on his or her last birthday.

The Annuitant is the person upon whose life and Age Rider benefits are determined. The Annuitant must be the Owner (or a Joint Owner) unless a non-natural Owner is named.

An Annuity Option is a plan elected by you that determines the frequency, duration and amount of the
Annuity Payments. Annuity Options may also be referred to as Income Plans or Annuity Plans in this Rider and the Contract.

The Contract means the Contract to which this Rider is attached. The term Contract shall mean Certificate when the Rider is attached to a Certificate.

An Excess Withdrawal is any Partial Withdrawal, other than a request for the payment of Investment Advisory
Fees, before the Annuitant reaches the Lifetime Eligibility Age. An Excess Withdrawal during the Lifetime
Withdrawal Phase is any Partial Withdrawal in a Contract Year exceeding the then current MAW.

Investment Advisory Fees are fees or charges paid to a registered investment advisor for advice provided on the selection and ongoing distribution of Accumulation Value among the funds underlying the Contract.

The Lifetime Withdrawal Phase begins as of the date of the first Partial Withdrawal occurring after the Rider
Effective Date that is on or after the date the Annuitant reaches the Lifetime Eligibility Age, other than a
Withdrawal requested for the payment of Investment Advisory Fees.

The Maximum Annual Withdrawal or MAW is the maximum amount available for Withdrawal from the Contract in any Contract Year without reducing the Rider benefit guarantees in future Contract Years.

The MGWB Base is a value used only for the purpose of calculating the MAW and the charge for this Rider.

The Initial MGWB Charge Rate is a percentage of the MGWB Base as of the last Business Day immediately prior to the date the MGWB Charge is deducted. The percentage is shown in the Rider Data Table.

MGWB Death Benefit is an amount payable to the Beneficiary under the terms of this Rider upon the death of the Owner (the Annuitant, if any Owner is not an individual) if greater than and in lieu of any other Death
Benefit otherwise payable under the Contract.

MGWB Periodic Payments are payments that occur after the Rider enters the Lifetime Automatic Periodic Benefit Status.

Partial Withdrawals are transactions in which only a portion of the Accumulation Value is taken from the
Contract. Partial Withdrawals may also be referred to as Withdrawals and Partial Surrenders in this Rider and the Contract.

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The Rider Effective Date is the date this Rider becomes effective. The Rider Effective Date is shown in the Rider Data Table.

A Tax-Qualified Plan is an annuity contract that is subject to special tax treatment under the Internal Revenue Code of 1986 as amended (the "Code"). For further information, consult your tax advisor.

Variable Separate Account Divisions are subdivisions of the Variable Separate Account which are used to determine the allocation of the Contract’s assets within the Variable Separate Account. The Variable
Separate Account Divisions may also be referred to as Divisions or Variable Sub-accounts in this Rider and the Contract.

2. INVESTMENT OPTION CLASSIFICATIONS

Accepted Funds, applicable to this Rider and existing on the Rider Effective Date, are shown in the Rider
Data Table. We may classify newly available investment options as Accepted Funds. We may reclassify an existing investment option as an Accepted Fund or remove such designation upon notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Non-Accepted Funds, applicable to this Rider, are all investment options designated as Fixed Allocation Funds or Other Funds.

Fixed Allocation Funds, applicable to this Rider and existing on the Rider Effective Date, are shown in the
Rider Data Table. We may classify newly available investment options as Fixed Allocation Funds. We may reclassify an existing investment option as a Fixed Allocation Fund or remove such designation upon notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Other Funds, applicable to this Rider, are any investment options not designated as Accepted Funds or
Fixed Allocation Funds. We may classify newly available investment options as Other Funds. We may reclassify an existing investment option as an Other Fund or remove such designation upon notice to you.
Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change. As discussed below in the “MGWB Rebalancing” section, Other Funds are subject to restrictions as to amounts which may be invested or transferred into them.

Accepted Funds II is a classification of investment options applicable only after the Transition Date.
Accepted Funds II existing on the Rider Effective Date are shown in the Rider Data Table. We may classify newly available investment options as Accepted Funds II. We may reclassify an existing investment option as an Accepted Fund II or remove such designation upon notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of the change.

Non-Accepted Funds II is a classification of investment options applicable only after the Transition Date.
Non-Accepted Funds II are all investment options designated as Fixed Allocation Funds or Other Funds II.

Other Funds II is a classification of investment options applicable only after the Transition Date. Other
Funds II are any investment options not designated as Accepted Funds II or Fixed Allocation Funds. We
may classify newly available investment options as Other Funds II. We may reclassify an existing investment option as an Other Fund II or remove such designation upon notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of the change. As discussed in the "MGWB Rebalancing" section, Other Funds II are subject to restrictions as to amounts which may be invested or transferred into them after the Transition Date.

3. MGWB BASE

If this Rider is effective as of the Contract Date, the initial MGWB Base is the Initial Premium, excluding any
Premium Credits ("Credits"), if applicable. If this Rider is added to the Contract after the Contract Date, the initial MGWB Base is equal to the Accumulation Value on the Rider Effective Date, minus the amount of any
Credits within the Credit Exception Period, if applicable.

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Thereafter, the MGWB Base may increase as a result of Additional Premiums, Ratchets, or Step-ups, and may decrease due to Withdrawal adjustments.

Additional Premiums

On any date that an Additional Premium is paid, the MGWB Base will increase by the amount of that Premium excluding any Credits thereon, if applicable. If a Premium is paid on a Ratchet Date, that Premium will be added to the MGWB Base before any otherwise applicable Ratchets or Step-ups are applied. Our approval is required for any subsequent Premiums received after the first Contract Year following the Rider Effective Date.

Step-ups

On each Contract Anniversary during the Step-up Period, if no Partial Withdrawals have occurred during the prior Contract Year, other than Partial Withdrawals for the payment of Investment Advisory Fees, a Step-up amount will be applied to the MGWB Base. The Step-up amount will equal the Step-up Percent shown in the
Rider Data Table multiplied by the Step-up Tracker as of the prior Contract Anniversary.

If any Additional Premiums are paid during a Contract Year within the Step-up Period, the Step-up amount calculated on the following Contract Anniversary will be increased by an amount equal to:

P x R x (N / 365)

Where: P is the amount of the Premium excluding any Credits thereon, if applicable; R is the Step-Up Percent; and N is the number of days since the Premium was paid.

Step-up Tracker

On the Rider Effective Date, the Step-up Tracker will equal the initial MGWB Base. Thereafter, the Step-up
Tracker will be increased by the amount of any Additional Premiums excluding any Credits thereon, if applicable, and will be decreased by any Withdrawal adjustments. Additionally, on any day that the MGWB
Base is recalculated to equal the Accumulation Value, minus any Credits within the Credit Exception Period, if applicable, (as described below in the “Ratchets” provision), the Step-up Tracker will be set equal to the
MGWB Base after such Ratchet occurs.

Ratchets

On any Ratchet Date following the Rider Effective Date, (1) will be compared to (2) where:
(1) Is the current MGWB Base, including any Step-up added on that date; and
(2) Is the current Accumulation Value, minus any Credits within the Credit Exception Period, if applicable.
If (2) is greater than (1), a Ratchet will occur and the MGWB Base will be set equal to (2).

On the day the Rider enters the Lifetime Withdrawal Phase, if not occurring on a Ratchet Date, (1) will be compared to (2) where:
(1) Is the current MGWB Base, including any Step-up added on that date; and
(2) Is the Accumulation Value as of the previous Business Day, minus any Credits within the Credit Exception Period, if applicable.
If (2) is greater than (1), a Ratchet will occur and the MGWB Base will be set equal to (2).

Ratchet Dates are shown in the Rider Data Table.

4. LIFETIME WITHDRAWAL PHASE

This Rider will enter the Lifetime Withdrawal Phase on the day of the first Partial Withdrawal, other than a
Partial Withdrawal requested for the payment of Investment Advisory Fees, on or following the date the
Annuitant attains the Lifetime Eligibility Age. The Rider will remain in the Lifetime Withdrawal Phase until the earlier of:
(1) The date the Contract is Surrendered or otherwise terminated, at which time this Rider will also terminate;

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(2)	The Owner’s death (first Owner’s death if there are joint Owners) or the Annuitant’s death, if there is a non-natural Owner, at which time the Rider will terminate and no further Rider benefits will be payable;
(3) The Contract’s Annuity Commencement Date, unless the Lifetime Irrevocable MAW Option is elected;
(4) The Terminal Date, if the Lifetime Irrevocable MAW Option is elected;
(5) The date the Accumulation Value is reduced to zero by an Excess Withdrawal, at which time the Rider will terminate and no further Rider benefits will be payable; and
(6) The date the Accumulation Value is reduced to zero, other than by an Excess Withdrawal, at which time the Rider will enter the Lifetime Automatic Periodic Benefit Status.

Maximum Annual Withdrawal Calculation

On the day the Rider enters the Lifetime Withdrawal Phase, the initial MAW is set equal to (1) multiplied by (2) where:
(1) Is the applicable MAW Percentage, as shown in the Rider Data Table, based on the Annuitant’s Age as of that day; and
(2) Is the MGWB Base, after any calculations occurring on that day as set forth in Section 3 that would result in an increase to the MGWB Base.
Thereafter, while the Rider remains in the Lifetime Withdrawal Phase, the MAW is calculated as follows:
(1)	On any Ratchet Date the MGWB Base is recalculated to equal the Accumulation Value, minus any
Credits within the Credit Exception Period, if applicable, as set forth in Section 3 of this Rider, the
MAW will be recalculated to equal (A) multiplied by (B) if such recalculation results in an increase to the MAW, where:
(A) Equals the applicable MAW Percentage, as shown in the Rider Data Table, based on the Annuitant’s then current Age; and
(B) Is the recalculated MGWB Base as of that Ratchet Date.
(2) On any other date the MGWB Base is recalculated, the MAW will be recalculated to equal (A) multiplied by (B) where:
(A) Is the then applicable current MAW Percentage; and
(B) Is the recalculated MGWB Base as of that date.

Lifetime Irrevocable MAW Option

If this Rider is in the Lifetime Withdrawal Phase and if the Contract is not a Tax-Qualified Plan, on or prior to the Annuity Commencement Date you may elect to receive the MAW systematically in lieu of payments under any other Annuity Option available under the Contract or this Rider, provided the Annuitant is below the
Maximum Lifetime Irrevocable MAW Eligibility Age. Upon election, any applicable Premium Tax will be assessed at this time and will result in a reduction to the MGWB Base equal to the amount of the tax assessed and a recalculation of the Maximum Annual Withdrawal as described above. Payments under this Lifetime
Irrevocable MAW Option will be made annually. You may elect some other payment frequency if we agree.
Once elected, this option is irrevocable, no Additional Premiums will be accepted, the payment frequency may not be changed, no change of ownership is allowed other than those specifically allowed transactions stated in the "Change of Owner/Annuitant" section below and tax free exchanges as described under Code Section
1035 are not allowed.

If this Rider continues in the Lifetime Withdrawal Phase, on the Terminal Date shown in the Rider Data Table, the Accumulation Value and any Death Benefit provided under the Contract other than the MGWB Death
Benefit will be reduced to zero and the Rider will enter Lifetime Automatic Periodic Benefit Status.
Alternatively, you may extend the Terminal Date upon Notice to Us.

Upon extension of the Terminal Date, we may increase the payment to a level that for an identical Tax-
Qualified Contract would satisfy the required minimum distribution rules (the "RMD") of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended. Any such payment amount above the MAW will not be deemed an Excess Withdrawal.

Lifetime Income Annuity Option

If this Rider is in the Lifetime Withdrawal Phase on the Contract’s Annuity Commencement Date and the
Lifetime Irrevocable MAW Option has not been elected, you may elect to receive lifetime income payments in lieu of one of other Annuity Options available under the Contract (the “Lifetime Income Annuity Option”). If you
choose one of the Annuity Options under the Contract, the amount of the Annuity Payments and any conditions imposed will be those listed in the Contract.

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If the Lifetime Income Annuity Option is chosen, payments are made to the person named in equal payments for as long as the Annuitant is living. The amount of such payments is based on the Annuitant’s sex and Age on the Contract’s Annuity Commencement Date. Upon the Annuitant’s death, all payments cease.

A table of minimum annual payment factors for certain Ages (“Lifetime Income Annuity Factors”) for each
$1,000 applied under the Lifetime Income Annuity Option is shown in the Rider Data Table. Such factors are calculated using the Lifetime Income Annuity Plan Actuarial Basis shown in the Rider Data Table. Lifetime
Income Annuity Factors for other Ages are available upon request. The Lifetime Income Annuity Option will never be less than the greater of those derived from the Lifetime Income Annuity Factors in this Rider and those based on the MAW for the same frequency, as of the Contract’s Annuity Commencement Date.

5. WITHDRAWAL ADJUSTMENTS

The amount of any Withdrawal adjustments will be calculated as follows:
(1)	For any Partial Withdrawals requested for the payment of Investment Advisory Fees prior to this Rider entering the Lifetime Withdrawal Phase, the Withdrawal adjustment applied to the Step-up Tracker and MGWB Base will be the dollar amount of the Partial Withdrawal.
(2) For any Excess Withdrawals requested, the Withdrawal adjustment to the Step-up Tracker and MGWB Base will be applied on a pro-rata basis as described in the “Excess Withdrawals” section.
(3)	Any Partial Withdrawals that are not Excess Withdrawals requested while this Rider is in the Lifetime
Withdrawal Phase, including Partial Withdrawals requested for the payment of Investment Advisory
Fees, will have no impact to the Step-up Tracker or MGWB Base.

Excess Withdrawals

On the date that any Excess Withdrawal occurs, an immediate pro-rata reduction will be applied to the Step-up Tracker and MGWB Base. The proportion of any such pro-rata reduction will equal:

A {B – (C – A)}

Where: A is the amount of the Excess Withdrawal; B is the Accumulation Value immediately prior to the
Withdrawal; and C is the total amount of the current Partial Withdrawal. This means the Step-up Tracker and
MGWB Base is reduced by the same percentage that the Accumulation Value is reduced by the Excess
Withdrawal, rather than by the dollar amount of the Excess Withdrawal.

Any Market Value Adjustments, if applicable, that result in an increase to the Accumulation Value will be applied on Withdrawals taken that are less than or equal to the MAW for the Contract Year. Any Market Value
Adjustments, if applicable, that result in a decrease to the Accumulation Value, Surrender Charges or forfeiture of Credits that would otherwise be applied on Withdrawals taken that are less than or equal to the MAW for the
Contract Year will be waived.

For the purpose of determining whether the MAW has been exceeded, any applicable Market Value
Adjustments, Surrender Charges or forfeiture of Credits will not be applied to the Partial Withdrawal. However, for the purpose of determining the pro-rata reduction after an Excess Withdrawal, any applicable Market Value
Adjustment (positive or negative), Surrender Charges and forfeiture of Credits will be applied and are considered part of the Partial Withdrawal.

If the Contract is required to satisfy the RMD rules of the Internal Revenue Code of 1986, as amended, Partial
Withdrawals taken from this Contract to satisfy such rules that exceed the MAW for a specific Contract Year, will not be deemed Excess Withdrawals in that Contract Year, subject to the following:
(1)	If the Owner’s RMD for any calendar year, applicable to this Contract, is greater than the MAW, an additional Withdrawal amount (“AWA”) will be set equal to the portion of the RMD that exceeds the
MAW. Otherwise, the AWA for that calendar year will be set equal to zero.
(2) Any Withdrawals taken during the then current Contract Year will count first against the MAW for that Contract Year.
(3) The amounts withdrawn in excess of the MAW will count first against any unused AWA calculated for the previous calendar year followed by any unused AWA calculated for the current calendar year.

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(4) Any unused AWA will be set to zero at the end of the second calendar year from which it is originally calculated.
(5)	Withdrawals in excess of the MAW and unused accumulated AWA in the Contract are Excess
Withdrawals and will reduce the MGWB Base on a pro-rata basis, which will result in a recalculation of the MAW as described above.

If an Owner dies after beginning to receive RMDs, an AWA will continue to be calculated for any Withdrawals that continue to the Beneficiary. If the Owner dies before beginning receipt of RMDs and Withdrawals are paid to the Beneficiary based on the life expectancy of such Beneficiary, an AWA will not be calculated for the difference between the MAW and any such life expectancy Withdrawals. Under no circumstances will an AWA be calculated for payments under a Contract that is not required to take an RMD. Recalculation of the MAW will not have any impact on the AWA during a Contract Year.

Unless specifically stated otherwise in this Rider, any provisions in the Contract establishing required minimum value remaining after a Partial Withdrawal are superseded and replaced by the provisions of this Rider.

6. LIFETIME AUTOMATIC PERIODIC BENEFIT STATUS

If the Accumulation Value is reduced to zero (other than by an Excess Withdrawal), the Rider will enter the
Lifetime Automatic Periodic Benefit Status and the MGWB Periodic Payments will become payable. When the
Rider enters the Lifetime Automatic Periodic Benefit Status, the Contract is modified as follows:
(1) The Contract will provide no further benefits other than as provided in this Rider;
(2) Any other Riders attached to the Contract shall terminate unless specified otherwise in the Rider; and
(3) No Additional Premiums are accepted.

When this Rider is in the Lifetime Automatic Periodic Benefit Status, if the MAW exceeds the net Partial
Withdrawals for that Contract Year, including the Partial Withdrawal that caused the Rider to enter the Lifetime
Automatic Periodic Benefit Status, the excess of the MAW over such net Partial Withdrawals will be paid immediately to the Owner. If at the time this Rider enters the Lifetime Automatic Periodic Benefit Status you are receiving systematic Partial Withdrawals, the systematic Partial Withdrawals will continue until the remaining MAW for the Contract Year has been reached. After this Rider enters the Lifetime Automatic
Periodic Benefit Status, the Contract and this Rider will terminate when the Annuitant dies.

While in the Lifetime Automatic Periodic Benefit Status, the MGWB Periodic Payment is an annual amount equal to the MAW in effect on the date the Rider enters the Lifetime Automatic Periodic Benefit Status.
MGWB Periodic Payments will begin on the Contract Anniversary following the later of the date the Rider enters the Lifetime Automatic Periodic Benefit Status and the date the Annuitant reaches the Lifetime Eligibility
Age and will continue to be paid annually thereafter until the Annuitant’s death. However, if at the time this
Rider enters the Lifetime Automatic Periodic Benefit Status, you are receiving systematic Partial Withdrawals more frequently than annually, the MGWB Periodic Payments will be made at the same frequency, in equal amounts, such that the sum of the payments in each Contract Year will equal the annual MGWB Periodic
Payment. Such MGWB Periodic Payments will occur on the same dates as the original systematic Partial
Withdrawals would have occurred, rather than the Contract Anniversary following the date the Rider enters the
Lifetime Automatic Periodic Benefit Status. If MGWB Periodic Payments are disbursed after the Annuitant’s date of death, but before we are notified of such death, we reserve the right to recover, and you agree to repay to us, such MGWB Periodic Payments.

7. MGWB REBALANCING

If, on any MGWB Rebalancing Date (as defined below), the Accumulation Value in the Fixed Allocation Funds is less than the Minimum Fixed Allocation Fund Percentage, as shown in the Rider Data Table, of the total
Accumulation Value in Non-Accepted Funds, we will automatically rebalance the Accumulation Value allocated to Non-Accepted Funds to restore the Minimum Fixed Allocation Fund Percentage requirement.

MGWB Rebalancing Dates are defined as the following:
(1) Each Automatic MGWB Rebalancing Date as shown in the Rider Data Table;
(2) The day any Additional Premiums are allocated among Fixed Allocation Funds or Other Funds;
(3) The day any transfer/reallocation among Fixed Allocation Funds or Other Funds occurs, whether automatic or specifically directed by you; and

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(4)	The day of any Partial Withdrawal from Fixed Allocation Funds or Other Funds, other than
Withdrawals made for the purpose of paying Rider charges or requested for the payment of
Investment Advisory Fees.

Such rebalancing will occur, pro-rata, among Non-Accepted Funds and will be the last transaction processed on that date. No rebalancing will occur if you are entirely invested in Accepted Funds.

We may, at our discretion, reduce the Minimum Fixed Allocation Fund Percentage, or eliminate this requirement entirely, upon notice to you. If any such change is made, rebalancing will occur on subsequent
MGWB Rebalancing Dates, as necessary, to restore the new Minimum Fixed Allocation Fund Percentage requirement, if applicable.

If the Accumulation Value in Fixed Allocation Funds is less than the Minimum Fixed Allocation Funds
Percentage required on and after the Transition Date, as shown in the Rider Data Table, of the Total
Accumulation Value in Non-Accepted Funds II, we will automatically rebalance the Accumulation Value in
Non-Accepted Funds II to restore the Minimum Fixed Allocation Funds Percentage requirement. Thereafter, rebalancing will continue to occur as described above with Accepted Funds II replacing Accepted Funds,
Non-Accepted Funds II replacing Non-Accepted Funds and applying the appropriate Minimum Fixed
Allocation Funds Percentage.

8. MGWB CHARGE

The MGWB Charge is deducted on each quarterly Contract Anniversary, in arrears, from the Accumulation
Value in the Variable Separate Account Divisions, in the same proportion that the total Accumulation Value in each Division bears to the total Accumulation Value in the Variable Separate Account. The MGWB Charge is
equal to the MGWB Base multiplied by the MGWB Charge Rate. The MGWB Charge for this Rider will continue to be assessed for as long as this Rider is in effect, unless the Rider enters the Lifetime Automatic
Periodic Benefit Status.

The Initial MGWB Charge Rate in effect on the Rider Effective Date is shown on the Rider Data Table. On any
Ratchet Date during the Lifetime Withdrawal Phase upon which an increase to the MAW results, we may at our discretion increase the MGWB Charge Rate to equal the charge then in effect for new issues of this Rider.
However, the MGWB Charge Rate will never exceed the Maximum MGWB Charge Rate shown in the Rider
Data Table. We also guarantee that the MGWB Charge Rate will not increase during the Charge Lock Period shown in the Rider Data Table. You may avoid the increase to the MGWB Charge Rate by cancelling all future Ratchets and Step-ups.

If there is insufficient Accumulation Value in the Variable Separate Account, charges will be deducted from the
Fixed Allocation(s) nearest maturity. Any otherwise applicable negative Market Value Adjustments will not be applied to charges deducted from the Fixed Allocation(s).

If the Contract is terminated by Surrender, cancellation or application of the Accumulation Value to an Annuity
Option, the MGWB Charge for that portion of the current quarter completed will be deducted from the
Accumulation Value prior to termination of the Contract.

9. DEATH OF OWNER/ANNUITANT

The death of the Owner (first Owner to die if there are joint Owners) or the Annuitant, if there is a non-natural
Owner, will terminate this Rider and all charges for the Rider will cease on the date of the Owner’s death. Any charges for this Rider which are due but unpaid for any period of time the Rider was in force prior to the date of death will be deducted at the next quarterly Contract Anniversary or on the date the Contract is
Surrendered, if sooner.

If the Rider was not in the Lifetime Automatic Periodic Benefit Status on the date of the Owner’s death and the deceased Owner’s surviving spouse, as defined by federal law, continues the Contract as his or her own as provided in the Contract, the Rider will resume on the quarterly Contract Anniversary on or following the date the Contract is continued, subject to the following conditions:
(1) The surviving spouse becomes the Annuitant and sole Owner;
(2) Eligibility to enter the Lifetime Withdrawal Phase and the applicable MAW Percentages, as shown in the Rider Data Table, will be based on the continuing spouse’s Age;

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(3)	MGWB Charges will resume and will be the same as were in effect on the date of the deceased Owner’s death;
(4)	Only Credits applied on or after the date the Contract is continued, if applicable, will be considered as Credits for purposes of calculations under this Rider;
(5)	On the day the Rider is continued, the MGWB Base will be set equal to the current Contract
Accumulation Value (including any increase in the Accumulation Value to equal the excess of any applicable Death Benefit over the Accumulation Value); provided, however, if the surviving spouse was a joint Owner and the Annuitant, or if the Rider was not yet in the Lifetime Withdrawal Phase on
the date of the Owner’s death, the MGWB Base will be set equal to the greater of the current
Accumulation Value and the MGWB Base existing at the time of the deceased Owner’s death, adjusted pro-rata for any Partial Withdrawals since the deceased Owner’s death;
(6)	Any Withdrawals taken in the Contract Year in which the Rider resumes will be included in determining whether any Excess Withdrawals have been taken in that Contract Year as well as used in calculating any pro-rata reductions of the MGWB Base as described in the “Excess Withdrawals” section;
(7)	Calculation of the MGWB Base will resume as stated in the “MGWB Base” section;
(8)	Any unused accumulated AWA in the Contract will continue under the Contract until set to zero at the end of the second calendar year from which it is originally calculated;
(9)	If the Lifetime Irrevocable MAW Option has been elected and the age of the surviving spouse is equal to or greater than the Lifetime Eligibility Age, Lifetime Irrevocable MAW Payments will continue with the MAW Percentage based on the continuing spouse's age; and
(10)	If the Lifetime Irrevocable MAW Option has been elected and the age of the surviving spouse is less than the Lifetime Eligibility Age, Lifetime Irrevocable MAW Payments will be suspended until the spouse attains the Lifetime Eligibility Age. On this date, Lifetime Irrevocable MAW Payments will again commence, based on the continuing spouses age. Upon spousal continuation, Accepted
Funds II, Non-Accepted Funds II and the Minimum Fixed Allocation Funds Percentage will remain as allocated prior to the Owner's death and as set forth in Section 7.

If the Rider is in the Lifetime Automatic Periodic Benefit Status at the time of the Owner’s death and such
Owner was not also the Annuitant, this Rider will continue until the death of the Annuitant. If the Rider is in the
Lifetime Automatic Periodic Benefit Status at the time of the Owner’s death and such Owner was also the
Annuitant, this Rider will terminate.

Regardless of the phase, this Rider will terminate upon the date of death of an Owner if spousal continuation is not possible. If spousal continuation is possible, but the surviving spouse chooses not to continue the
Contract, this Rider will terminate when we receive notice at our Customer Service Center, in a form satisfactory to us, that an alternate distribution option has been chosen.

10. MGWB DEATH BENEFIT

If this Rider is effective as of the Contract Date, the initial MGWB Death Benefit is the Initial Premium, excluding any Credits, if applicable. If this Rider is added to the Contract after the Contract Date, the initial
MGWB Death Benefit is equal to the Accumulation Value on the Rider Effective Date, minus any Credits within the Credit Exception Period, if applicable. Thereafter, the MGWB Death Benefit equals:
(1)	The MGWB Death Benefit on the previous day; plus
(2)	Any Premiums paid excluding any Credits thereon, if applicable, on that date; minus
(3)	Any Withdrawal adjustments occurring on that date; minus
(4)	The dollar amount of any Premium Taxes deducted on that date.

The amount of any Withdrawal adjustments will be calculated as follows:
(1)	For any Partial Withdrawals requested for the payment of Investment Advisory Fees prior to this Rider entering the Lifetime Withdrawal Phase, the Withdrawal adjustment applied to the MGWB Death
Benefit will be the dollar amount of the Partial Withdrawal.
(2)	For any Excess Withdrawals requested, the Withdrawal adjustment to the MGWB Death Benefit will be applied on a pro-rata basis as described in the “Excess Withdrawals” section.
(3)	For any Partial Withdrawals requested while this Rider is in the Lifetime Withdrawal Phase that are not
Excess Withdrawals, the Withdrawal adjustment applied to the MGWB Death Benefit will be the dollar amount of the Partial Withdrawal.

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If the MGWB Death Benefit is greater than zero on the date the Rider enters the Lifetime Automatic Periodic
Benefit Status, the MGWB Death Benefit will be reduced by the dollar amount of each MGWB Period Payment until the earlier of:
(1)	The date the MGWB Death Benefit is reduced to zero, at which time coverage of the MGWB Death Benefit ends; or
(2)	The date of the Annuitant’s death, at which time the remaining MGWB Death Benefit will be paid to the Beneficiary.

Change of Owner/Annuitant

Except as provided in the "Death of Owner/Annuitant" section, the Annuitant may not be changed.

Except for the following specifically allowed transactions, any change in Ownership will cause this Rider to terminate and no benefits under this Rider will thereafter be payable:
(1)	A change of Ownership pursuant to spousal continuation as set forth in the “Death of Owner/Annuitant” section above;
(2)	A change of Ownership from one custodian to another custodian for the benefit of the same individual;
(3)	A change of Ownership from a custodian for the benefit of an individual to the same individual;
(4)	A change of Ownership from an individual to custodian for the benefit of the same individual;
(5)	Collateral assignments;
(6)	A change in Ownership from one trust to another trust where the individual Owner and the grantor of both trusts are the same individual;
(7)	A change of Ownership from an individual to a trust where the individual Owner and the grantor of the trust are the same individual;
(8)	A change in Ownership from a trust to an individual where the individual Owner and grantor of the trust is the same individual;
(9)	A change in Ownership executed pursuant to a court order; and
(10)	A change of Ownership of a Tax-Qualified Plan from a non-natural Owner to a beneficial Owner or beneficial participant of that Tax-Qualified Plan.

11. MISSTATEMENT OF AGE OR SEX

If the Age or sex used in determining any benefits provided by this Rider have been misstated, the amounts payable or benefits provided will be those that this Rider would have provided at the correct Age or sex. We reserve the right to recover and you agree to repay to us the amounts overpaid plus interest at the annual rate stated in the Contract. We also reserve the right, alternatively, to recoup the amounts overpaid by reducing the MAW, future MGWB Periodic Payments, future payments under the Lifetime Income Annuity Option or future Annuity Payments under an Annuity Option. If we make an underpayment due to a misstatement, the underpayment will be paid in one sum.

12. RIDER TERMINATION

This Rider may not be cancelled unless the Contract is Surrendered or otherwise terminated, other than as described in the “Lifetime Withdrawal Phase”, “Lifetime Automatic Periodic Benefit Status”, “Death of
Owner/Annuitant”, or “Change of Owner/Annuitant” sections.

This Rider has no Surrender value or other non-forfeiture benefits upon termination.

Signed;

[ /s/ Joy M. Benner ]
Secretary

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